Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMTRUST FINANCIAL SERVICES, INC.

AmTrust Financial Services, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article IV, Section 4.1 so that, as amended, said Article shall be and read as follows:

Section 4.1 Classes Of Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 510,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer this 15th day of December, 2015.

AMTRUST FINANCIAL SERVICES, INC.

By: /s/ Stephen Ungar
Stephen Ungar
Senior Vice President, Secretary and General Counsel